UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2022

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15915 Katy Freeway Suite 450, Houston, Texas	77094
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-4387

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 26, 2022, Camber Energy, Inc. (“Camber” or the “Company”) entered into a Membership Interest Purchase Agreement (the “PSA”) with the sellers named therein (collectively, the “Seller”).

Background:

Seller owns one hundred percent of the membership interests (collectively, the “Purchased Interests”) of certain entities (collectively, the “Acquired Companies”) which in turn own interests in certain oil and gas properties and related equipment and other tangible personal property, including working interests in approximately one hundred sixty nine (169) proved producing oil wells (producing approx. two thousand (2,000) barrels of oil per day (net)), one hundred seventy four (174) proved non-producing wells and twelve (12) proved undeveloped well locations. The wells produce hydrocarbons from known geological formations and reservoirs, and the Seller’s internal estimates of the remaining oil reserves based on recent NYMEX strip pricing, historical production rates, historical lease operating expenses and transportation differentials, indicate a total proved reserve value, on a PV10 basis, of approximately USD$185 million as at January 1, 2023.

PSA:

Pursuant to the terms of the PSA, the Purchaser has agreed to purchase, through its majority-owned subsidiary, Viking Energy Group, Inc. (“Viking”) or a subsidiary of Viking, from the Seller, all of the Purchased Interests and become the indirect owner of the Acquired Companies and their respective assets, upon the terms and subject to the conditions set forth in the PSA.

The Purchase Price for the Purchased Interests is USD$69 million, subject to permitted adjustments, and is to be paid as follows: (a) at the Seller’s election, up to no more than eighty percent (80%) of the Purchase Price by bank wire transfer of immediately available funds on the Closing; and (b) as to the balance of the Purchase Price, by issuance to the Seller of convertible preferred stock of Camber with the following terms and characteristics: (i) new class of Convertible Preferred Stock of Camber Energy, Inc.; (ii) Face value - $10,000 per share; (iii) convertible into common stock of Camber’s at a fixed conversion price equal to the volume weighted average price of Camber’s common stock during the period commencing ten business days prior to the Closing Date and ending ten business days following the Closing Date; (iv) all conversions shall be subject to a 9.99% beneficial ownership limitation; (v) redeemable in whole or in part by Camber for cash at 110% of the face value; (vi) dividend entitlement equal to 10% of the face value, payable in shares of common stock or cash, or combination of both, at Camber’s option; and (vii) Camber shall file a Resale Registration Statement with respect to the preferred shares within 60 days following the Closing Date.

The Seller’s obligation to sell the Purchased Interests is conditioned on a number of items set out in the PSA, including, without limitation, receiving certain acknowledgements and/or agreements from Camber’s existing senior secured lender and Camber’s preferred stockholder. There is no guaranty the conditions will be satisfied.

The Purchaser’s obligation to purchase the Purchased Interests is conditioned on a number of items set out in the PSA, including, without limitation: (i) the Board of Directors of the Purchaser shall have approved the transaction; (ii) the Purchaser shall have received approval to increase its authorized capital to facilitate the issuance of the underlying common shares associated with the preferred stock proposed to be issued to the Seller; (iii) the Purchaser shall have completed its due diligence investigation of the Acquired Companies and their respective assets, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation, including having obtained a satisfactory: (a) independent Estimate of Reserves and Future Revenue to the Acquired Companies’ Interest in the assets of the Acquired Companies; and (b) Phase 1 Environmental Report with respect to the Assets; and (iv) the Purchaser shall have caused the Acquired Companies to obtain a new loan to facilitate payment of the cash portion of the Purchase Price due to the Seller on the Closing Date. There is no guaranty the conditions will be satisfied.

The Closing Date of the acquisition of the Purchased Interests is to be March 1, 2023, subject to adjustment as provided in the PSA.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the form of PSA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference in their entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Membership Interest Purchase Agreement, by and between Camber Energy, Inc., and the Sellers named therein, dated December 26, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

____________

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or Exhibit so furnished.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: December 27, 2022	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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